EXHIBIT 10.8

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 30th day of March, 2018, by and between Dolev Rafaeli, a resident of New Jersey (the "Executive"), and STRATA Skin Sciences, Inc., a Delaware corporation (the "Company").
WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:
1.          Employment and Term.  The Company hereby employs the Executive, and Executive hereby accepts employment with the Company, as Chief Executive Officer (CEO) and President (the "Position") for a period commencing April 10, 2018 and continuing until the third (3rd) anniversary of the "Closing", as such term is defined in that certain Securities Purchase Agreement (the "SPA"), dated as of March 30, 2018, by and between the Company and Accelmed Growth Partners, L.P., subject to the provisions of Section 8 hereof (the "Initial Term").  Subject to the provisions of Section 8 hereof, at the end of the Initial Term, this Agreement shall automatically renew for additional terms of one (1) year each (together with the Initial Term, the "Term"); except that this Agreement shall terminate at the end of the then current Term upon written termination notice by one party to the other no less than sixty (60) days prior to the end of the then current Term.  Anything set forth in this Agreement to the contrary notwithstanding, this Agreement and the Executive's employment with the Company shall terminate immediately upon the termination of the SPA prior to Closing thereunder for any reason, and the Executive shall be deemed to have delivered a Resignation Notice under Section 8.6 hereof effective upon such termination of the SPA.
2.          Duties.  During the Term, the Executive shall serve the Company faithfully and to the best of his ability and shall devote his full business time, attention, skill and efforts to the performance of the duties required by or appropriate for the Position.  The Executive agrees to assume such duties and responsibilities as may be customarily incident to such a position.
3.          Other Business Activities.  During the Term, except as otherwise provided herein, the Executive will not, without the prior written consent of the Board of Directors of the Company in its sole discretion, directly or indirectly engage in any other business activities or pursuits, except activities in connection with charitable or civic activities, personal investments and serving as an executor, trustee or in other similar fiduciary capacity; provided, that such activities do not interfere with his performance of his responsibilities and obligations pursuant to this Agreement.  Notwithstanding the foregoing, Executive may serve as a non-executive member of up to two (2) boards (or functionally similar governing bodies of non-corporate entities) of for-profit companies not engaged in any business that is competitive with the Company's business.

4.          Compensation.  The Company shall pay the Executive, and the Executive hereby agrees to accept, as compensation for all services rendered hereunder and for the Executive's covenants provided for in Sections 5, 6 and 7 hereof, the compensation set forth in this Section 4.
4.1.          Base Salary.  The Company shall pay the Executive a base salary at the annual rate of four hundred thousand dollars ($400,000) (the "Base Salary"), pro-rated for partial employment years.  The Base Salary shall be inclusive of all applicable income, social security and other taxes and charges that are required by law to be withheld by the Company, are requested to be withheld by the Executive, and shall be withheld and paid in accordance with the Company's normal payroll practice for its similarly situated employees from time to time in effect.
4.2.          Bonus Program.
4.2.1          The Executive shall be entitled to an annual bonus (the "Bonus") based upon the performance of the Company's business during the relevant quarters of each fiscal year ("FY").  The Bonus shall be determined and paid as follows:
4.2.2           No Bonus shall be earned in a FY unless the following adjusted EBITDA as presented by the company in quarterly earning calls or any other SEC disclosures (the "Adjusted EBITDA") targets are achieved during such FY:
(i)   for each of FY 2018 and 2019  -- a positive Adjusted EBITDA;
(ii)  for FY 2020  -- $5 million Adjusted EBITDA; and
(iii) for FY 2021 -- $10 million Adjusted EBITDA.

4.2.3           Bonus for any FY shall be deemed earned upon the achievement of the relevant Adjusted EBITDA target in each quarter of the FY. The Bonus amount (if the relevant Adjusted EBITDA target is achieved) will be deemed earned quarterly but paid annually, and calculated separately for each quarter during the relevant FY.  Notwithstanding the foregoing sentence, (i) in the event of a termination under Section 8 for any reason other than (x) by the Company for Cause (Section 8.3) or (y) by the Executive without Good Reason (Section 8.6), the earned Bonus through the date of termination shall be paid in accordance with the relevant terms set forth in Section 8, and (ii) no Bonus for the then current year shall be paid in the event of a termination under Sections 8.3 or Section 8.4.  The Bonus amount is a percentage of the aggregate collected revenue during the relevant quarter (a "Bonus Quarter") from all installed laser machines (pro-rated for machines installed during a quarter), and the percentage is determined based on the following schedule (based on the Company's audited financial statements):
Average Revenue per Machine ("ARM") during the Quarter	Bonus (as percentage of total company revenue for the relevant Quarter)
Up to $8,100	0.50%
$8,101-$9,600	0.80%

$9,601-$11,000	1.20%
Above 11,001	1.50%

4.3.          Options; Transfer Restrictions.  Executive shall be awarded options under the Company's 2016 Omnibus Incentive Plan (the "Plan") as follows:
4.3.1          The Executive shall be awarded options (the "Options") under the Plan for a number of shares equal to 7.5% of the Company's equity on a fully diluted basis (the "Fully Diluted Equity") as of immediately following Closing (taking into account also the Options).  The Options shall be awarded as follows:
(i)          1,557,628 Options shall be awarded effective March 30, 2018, subject to execution by Executive of this Agreement, at an exercise price per share of $1.12; and
(ii)          The balance of the Options (up to 7.5% of the Fully Diluted Equity) shall be awarded upon approval by the Company's stockholders of the SPA and the transactions contemplated thereby (including the award of the Options) at the Meeting (as defined in the SPA), at the closing trading price of the Company's shares of Common Stock on Nasdaq on the day of the Meeting.
4.3.2          The Options shall terminate in the event of a termination of the SPA prior to Closing thereunder.
4.3.3.          Subject to Closing under the SPA, the Options shall vest over a period of three (3) years, with 1[_____] Options vesting each three (3) calendar months period (a "Vesting Quarter"), on the first day of the calendar month following the end of such Vesting Quarter.  (The first Vesting Quarter shall begin on the first calendar day following the Closing, and the first 2 [____] vesting shall therefore occur on the first day of the calendar month that begins after ninety (90) days following Closing).
4.3.4          During the Term, all unvested Options shall vest immediately upon the consummation of any transaction resulting in a "Change of Control" as defined in the Plan.  There shall be no acceleration of vesting of Options except as set forth in this Section, in Section 8.4 [termination Without Cause] and Section 8.5 [termination for Good Reason].
4.3.5          Except as expressly provided herein, the Options shall be subject to the provisions of the Plan, as may be amended from time to time.

1 Number of options to be inserted once calculated
2 Number of options to be inserted once calculated

4.3.6          Executive shall not effect any sale, transfer or other disposition (a "Transfer") of any shares issued upon the exercise of Options (the "Option Shares") within the first eighteen (18) months of the Closing.
4.3.7          During the Term, the Executive shall not effect a Transfer of any shares of the Company's Common Stock (whether or not Option Shares) (the "Company Shares") at a price per share below 120% of the PPS (as defined in the SPA) prior to January 1, 2019, and thereafter, shall not sell any Company Shares other than at a price per share reflecting no less than 25% IRR on the PPS (as more specifically set forth on Schedule 4.3.6 attached hereto.
4.3.8          The term "Executive's Closing Equity Interest" means the percentage of the Company's Fully Diluted Equity beneficially owned by the Executive immediately following the Closing (including Options and Company Shares issued to the Executive at the Closing as contemplated by the SPA).  During the Term, the Executive shall not effect any Transfer of Company Shares unless following such Transfer, Executive remains the beneficial owner of Company Shares and unexercised Options (whether or not vested) constituting in the aggregate a percentage of the then Fully Diluted Equity that is no less than 50% of the Executive's Closing Equity Interest.
          4.4.          Fringe Benefits.  The Executive shall be entitled to participate in any health, life insurance, dental, retirement, savings, disability insurance, and other fringe benefit programs (collectively the "Benefits") of the Company to the extent and on no less favorable terms and conditions as are accorded to any other executive of the Company.
4.5.          Reimbursement of Expenses.  The Executive shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by him on behalf of Company no later than 90 days from when expenses are incurred and submitted for reimbursement, provided that such expenses are documented and submitted to the Company all in accordance with the expenses and reimbursement policies of the Company as in effect from time to time, including, without limitation:
4.5.1          Reasonable and customary mileage, tolls and overnight stays in connection with the Executive's regular commute.
4.5.2          Company shall provide Executive with a cellular phone and shall order a land line at the Executive's residence, for Executive's use. The Company shall pay all expenses related to the cellular phone and the land line and the use thereof.
4.5.3          Reasonable attorneys' fees in connection with the negotiation of this Agreement and any amendments hereto, in the amount of $10,000 upon execution hereof.
4.6.          Board Position.  During the Term and as long as the Executive serves in the Position, the Executive shall be nominated for election as director at each annual meeting of the Company's stockholders; provided, that the foregoing shall not be deemed a contract right and the Executive shall not be entitled to any remedy merely by reason of the failure to elect him as director.

4.7          Indemnification.  The Executive shall have the right to indemnification by the Company to the fullest extent allowed by law, and on no less favorable terms and conditions than are provided to other directors and/or officers of the Company in the Company's charter, bylaws or individual indemnification agreements, if any, and shall be covered by any Directors and Officers Insurance maintained by the Company from time to time.
4.8          Vacation.  The Executive shall be entitled to annual vacation of 21 days plus ten established holiday days per full calendar year of his employment with the Company hereunder. [Any unused vacation in one accrued calendar year may not be carried over to any subsequent calendar year. The Company shall, however, pay the Executive (based on the Executive's Base Salary) for any such unused vacation days within 30 days of the end of any such calendar year.
5.          Confidentiality.
5.1.          The Executive recognizes and acknowledges that he will obtain Proprietary Information (as hereinafter defined) of the Company and its affiliates (collectively the "Strata Group") in the course of his employment as an executive employee of the Company.  The Executive further recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the Company and the Strata Group.  As a result, the Executive shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets (the "Proprietary Information") of the Company or any other Strata Group entity revealed, obtained or developed in the course of his employment with the Company.  Proprietary Information shall include, but shall not be limited to, any information relating to methods of production, manufacture and research; computer hardware and software configurations, computer inputs and outputs (regardless of the media on which stored or located) and computer processing systems, techniques, designs, architecture, and interfaces; the identities of, the relationship with, the terms of contracts and agreements with, the needs and requirements of, and the course of dealing with, the respective Strata Group entities' actual and prospective customers, contractors and suppliers; and any other materials prepared by the Executive in the course of his employment by the Company, or prepared by any other employee or contractor of the Strata Group for the Strata Group's customers, (including concepts, layouts, flow charts, specifications, know-how, plans, sketches, blueprints, costs, business studies, business procedures, finances, marketing data, methods, plans, personnel information, customer and vendor credit information and any other materials that have not been made available to the general public).  Nothing contained herein shall restrict the Executive's ability to make such disclosures during the course of his employment with the Company as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for the Position or as such disclosures may be required by law.  Furthermore, nothing contained herein shall restrict the Executive from divulging or using for his own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of the Executive's breach of this Section 5.  Failure by the Company (or any other Strata Group entity)

to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.
5.2.          All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the respective Strata Group entity.  During the Term, the Executive shall not remove from the Company's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless appropriate in accordance with the duties and responsibilities of the Position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose.  The Executive shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be appropriate in the discharge of the assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be appropriate in the performance of the duties; and upon the termination of his employment with the Company, he shall return to the Company all originals and copies of the foregoing then in the possession, whether prepared by the Executive or by others.
6.          Assignment of Developments
6.1.          If at any time or times during the Executive's employment with the Company, he shall (either alone or with others) make, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the then current business of the Company, or to any then current customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company, (ii) results from tasks assigned to the Executive by the Company or (iii) results from any use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and the Executive shall promptly disclose to the Company (or any persons designated by it) each such Development and the Executive hereby assigns any rights he may have or acquire in the Developments, and benefits and/or rights resulting therefrom, to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.
6.2.          Upon disclosure of each Development to the Company, the Executive will, during his employment with the Company, and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.
6.3.          In the event the Company is unable, after all diligent effort, to secure the Executive's signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of the Executive's physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designate and appoint the Company through its duly authorized president as his agent and attorney-in-fact, to act for and in his behalf and stead solely to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous intellectual property protection thereon with the same legal force and effect as if executed by him.
7.          Covenant not to Compete.
7.1.          The Executive shall not, during the Term and for a period of one (1) year after termination hereof for any reason whatsoever (the "Restricted Period"), do any of the following directly or indirectly without the prior written consent of the Company in its sole discretion:
7.1.1.          engage or participate, directly or indirectly, in any business activity competitive with the business of the Company (the "Business") as conducted during the Term;
7.1.2.          become interested (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) in any person, firm, corporation, association or other entity engaged in any business that is competitive with the Business as conducted during the Term, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is competitive with the Business as conducted during the Term (notwithstanding the foregoing, the Executive may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities competitive with the Business as conducted during the Term).
7.1.3.          influence or attempt to influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or
7.1.4.          influence or attempt to influence any person either (i) to terminate or modify the employment, consulting, agency, distributorship or other arrangement with the Company or the Strata Group, or (ii) to employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company or the Strata Group as an employee, consultant, agent or distributor of the Company or the Strata Group at any time during the one (1) year period immediately preceding the termination of the Executive's employment hereunder.

7.2.          The Executive acknowledges that he has carefully read and considered the provisions of this Section 7.  The Executive acknowledges that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the Business, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits in connection with the payment by the Company of the compensation set forth in Section 4 to justify such restrictions, which restrictions the Executive does not believe would prevent him from earning a living in businesses that are not competitive with the Business and without otherwise violating the restrictions set forth herein.
7.3.          Any reference to the "Company" in Section 7.1 above shall mean the Company and its direct and indirect subsidiaries, individually and collectively, as appropriate in context.
8.          Termination.   The Executive's employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 8.  Upon termination, the Executive shall be entitled only to such compensation and benefits as described in this Section 8.
8.1.          Termination for Disability.
8.1.1.          In the event of a disability (as defined in the Company's medical benefits plans in effect from time to time) of the Executive such that Executive is unable to perform the duties and responsibilities hereunder to the full extent required by this Agreement, Executive's employment hereunder may be terminated by the Company by written notice to Executive.
8.1.2.          In the event of a termination of Executive's employment hereunder pursuant to Section 8.1.1, Executive shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Bonus and Benefits, plus, in the event such termination occurs during the Initial Term, a lump sum severance payment equal to the Base Salary through the end of the Initial Term, unless the Company failed to reach the following "ARM Targets" in the immediately preceding 12 months period: (i) $7,664 for FY 2019, (ii) $8,622 for FY 2020, and $9,580 for FY 2021.  The applicable ARM Targets will be deemed achieved if termination under Section 8.1 occurs within 12 months of Closing
8.1.3          If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the 1st day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the termination date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source.
8.1.4.          Except as specifically set forth in this Section 8.1, the Company shall have no liability or obligation to the Executive hereunder by reason of such termination for disability,

except that Executive will be entitled to receive the payment prescribed under any death or disability benefits plan in which he is a participant as an employee of the Company, and to exercise any rights afforded under any benefit plan then in effect.
8.2.          Termination by Death.
8.2.1          In the event that the Executive dies during the Term, the Executive's employment hereunder shall be terminated thereby and the Company shall pay to the Executive's executors, legal representatives or administrators an amount equal to the amounts that would have been paid under Section 8.1.2.
8.2.2.          If any or all of the Executive's qualified beneficiaries (each a "Beneficiary") timely and properly elect health continuation coverage under the COBRA, the Company shall reimburse each Beneficiary for the monthly COBRA premium paid by or on behalf of the Beneficiary. Such reimbursement shall be paid to the Beneficiary on the 1st day of the month immediately following the month in which the Beneficiary timely remits the premium payment. The Beneficiary shall be eligible to receive such reimbursement until the earliest of: (i) the thirty-six month anniversary of the termination date; (ii) the date the Beneficiary is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Beneficiary receives substantially similar coverage from another employer or other source.
8.2.3.          Except as specifically set forth in this Section 8.2, the Company shall have no other liability or obligation hereunder to the Executive's executors, legal representatives, administrators, heirs or assigns (or any other person claiming under or through him by reason of the Executive's death), except that the Executive's executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death benefits plan in which he is a participant as an employee of the Company, and to exercise any rights afforded under any benefit plan then in effect.
8.3.          Termination for Cause.
8.3.1.          The Company may terminate the Executive's employment hereunder at any time during the Term for "cause" upon written notice to the Executive.  For purposes of this Agreement, "cause" shall mean any one or more of the following:
8.3.1.1          Breach by the Executive of any of the covenants set forth in Section 5, 6, and 7 hereof (collectively the "Undertakings"), and a failure to cease or cure (to the extent it can be cured), as the case may, be such breach after fourteen (14)days written notice thereof by the Company;
8.3.1.2           Gross negligence or willful misconduct in carrying out the duties of the Position which continue for a period of, and failure to cure the results of the gross negligence or willful misconduct, within thirty (30) days of written notice from the Company detailing the wrongful conduct;
8.3.1.3           Conduct that would deem the Executive a "bad actor" for SEC purposes, or conduct determined by the Arbitrator (defined below) to involve any type of (i)

intentional tort resulting in material harm to the Company, or (ii) disloyalty to the Company, including without limitation fraud, embezzlement, theft or proven intentional dishonesty (including willful breach of any of the Undertakings which cannot be cured without harm to the Company);
8.3.1.4            Commission of a felony or other criminal act punishable by more than one (1) year in prison, in each case as determined by the Arbitrator regardless of actual prosecution.
8.3.2.          In the event of a termination of the Executive's employment hereunder pursuant to Section 8.3 Executive shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary and Benefits.  All Base Salary and Benefits shall cease at the time of such termination.   Executive shall not be entitled to receive any Bonus (whether or not then earned) for the then FY, and all unvested Options shall expire upon such termination. Except as specifically set forth in this Section 8.3, the Company shall have no other liability or obligation to the Executive hereunder by reason of such termination for cause.
8.4.          Termination Without Cause.
8.4.1.          During the Term, the Company may terminate the Executive's employment hereunder at any time, for any reason whatsoever, with or without cause, effective upon the date designated by the Company in written notice to Executive given no less than ninety (90) days (the "Notice Period") prior to the designated termination date.
8.4.2.          During the Notice Period, the Executive (i) shall not be entitled to retain the Position, and (ii) shall cooperate in good faith with the Company in transitioning the duties of the Position to one or more successors as determined by the Board of Directors.
8.4.3.          In the event of a termination of the Executive's employment hereunder pursuant to Section 8.4, the Executive shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and a pro-rata amount of the annual Bonus that would have been earned on account of the Bonus Quarters in the then current FY that ended prior to such termination.   All unvested Options shall immediately vest upon such termination, and in the event such termination occurs during the Initial Term, the Executive shall be paid a lump sum severance payment equal to the Base Salary through the end of the Initial Term.
8.4.4. If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the 1st day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the termination date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source.

8.4.5.          The Company may, at its sole discretion, in lieu of continuing the Executive's employment during the Notice Period (or any part thereof) terminate the Executive's employment immediately during the Notice Period by written notice to the Executive, and pay the Executive, as liquidated damages, an amount equal to the Base Salary, Benefits and other payments which the Executive would have been entitled to had his employment continued from the date of such termination until the end of the Notice Period.  Any such payment shall be made on such dates, and in such form, as would have been made had the Executive's employment continued until the end of the Notice Period.
8.4.6.          Except as specifically set forth in this Section 8.4, the Company shall have no other liability or obligation to the Executive hereunder by reason of such termination without cause.
8.5.          Termination for Good Reason.
8.5.1.          The Executive may terminate the Executive's employment hereunder at any time during the Term for "Good Reason" effective upon the date designated by the Executive in written notice of the termination of the employment hereunder pursuant to this Section 8.5.  For purposes of this Agreement, "Good Reason" shall mean:
8.5.1.1           Failure by the Company to pay, within ten (10) days of a written notice by the Executive to the Company identifying such failure, any compensation to be paid to the Executive pursuant to the express terms of this Agreement;
8.5.1.2           Any material breach by the Company (as determined by the Arbitrator) of any non-payment obligations hereunder which is not cured within thirty (30) days after the Company's receipt of written notification from the Executive detailing such breach;
8.5.1.3          A removal of Executive from the position of CEO or a material reduction of the Executive's Base Salary; or
8.5.1.4  A "Change of Control" as defined in the Plan which results in actual net proceeds to the Company's stockholders of no less than $1.08 per share of Common Stock then outstanding on a fully diluted basis, including conversion of all preferred stock to Common Stock.
8.5.2.          In the event of a termination of the Executive's employment hereunder pursuant to Section 8.5, the Executive shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and a pro-rata amount of the annual Bonus that would have been earned on account of the Bonus Quarters in the then current FY that ended prior to such termination.   All unvested Options shall immediately vest upon such termination, and in the event such termination occurs during the Initial Term, the Executive shall be paid a lump sum severance payment equal to the Base Salary for each year through the end of the Initial Term.
8.5.3.          If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company

shall reimburse the Executive for the monthly COBRA premium paid by the Executive for himself and his dependents. Such reimbursement shall be paid to the Executive on the 1st day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the termination date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source.
8.5.4.          Except as specifically set forth in this Section 8.5, the Company shall have no other liability or obligation to Executive hereunder by reason of such termination for good reason.
8.6.          Termination Without Good Reason.
8.6.1.          The Executive may terminate the Executive's employment hereunder at any time, for any reason, with or without Good Reason, effective upon the date designated by Executive upon no less than ninety (90) days prior written notice to the Company (the "Resignation Notice"), of the termination of his employment hereunder.  The Company shall then have the right to terminate the Executive's employment immediately upon written notice to the Executive.
8.6.2.          In the event of a termination of the Executive's employment hereunder pursuant to Section 8.6 hereof, the Executive shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary and Benefits.  All unvested Options shall expire upon delivery of the Resignation Notice, and all Base Salary and Benefits shall cease at the time of such termination, subject to the terms of any benefit plan then in force and applicable to Executive.  The Executive shall not be entitled to receive any Bonus on account of the then current FY.
8.6.3          Except as specifically set forth in this Section 8.6, the Company shall have no liability or obligation to the Executive hereunder by reason of such termination without good reason.
8.7          Release.  Notwithstanding the foregoing provisions of this Section 8, except for the Base Salary, Accrued Bonus, and Benefits through the date of the employment termination, the Executive shall not be entitled to any other payments described in this Section 8, and no unvested Options shall vest by reason of such termination, unless the Executive has delivered to the Company, and has not revoked, a general release (in customary form and substance and reasonably acceptable to the Company) of all claims arising out of, or related to, the Executive's employment with the Company or the termination thereof, except for rights expressly set forth herein.
9.          Representations, Warranties and Covenants of the Executive.
9.1.          Executive represents and warrants to the Company that:

9.1.1.          There are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive's execution of this Agreement or the Executive's employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or the Executive's employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of the obligations hereunder; and
9.1.2.          The Executive is not subject to any written or oral agreement or obligation to any other employer, person or entity which would prohibit Executive from discharging his duties to the Company.
10.          Survival of Provisions.  The provisions of this Agreement set forth in Sections 5, 6, 7, 9, 10, 16 and 19 hereof shall survive the termination of Executive's employment hereunder for any reason whatsoever.
11.          Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, executors, administrators, heirs and/or permitted assigns; provided that neither the Executive nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties hereto; except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement.
12.          Section 409A. It is intended that this Agreement will comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and any regulations and guidelines promulgated thereunder, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  Notwithstanding any provision in this Agreement to the contrary—
12.1          The payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as the Executive has also undergone a "separation from service" as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive's termination of employment hereunder) shall be paid (or commence to be paid) to the Executive on the schedule set forth in this Agreement as if the Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate "separation from service."
12.2          If the Executive is a "specified employee" of the Company under Section 409A of the Code at the time of his separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after separation from service to meet the requirements of Section 409A(a)(2)(B)(i) of the Code, payment of such amount shall be delayed as required by Section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six‑month period.  If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of the Executive's estate within 60 days after the date of the Executive's death.  The determination of whether Executive is a specified employee, including the number and identity of persons considered key employees and the identification date, shall be made by the Board in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.
12.3          For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and each payment made under the Agreement shall be treated as a separate payment for purposes of 409A of the Code.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company.  In no event may the Executive, directly or indirectly, designate the calendar year of payment.
12.4          All reimbursements and in kind benefits, if any, provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a fiscal year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other fiscal year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, (iii) the reimbursement of an eligible expense will be made on or before the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  Any tax gross-up payment provided for under this Agreement shall in no event be paid to the Executive later than December 31 of the calendar year following the calendar year in which such taxes are remitted by the Executive.
13.          Code Section 280G/4999. Notwithstanding anything in this Agreement to the contrary, if any of the payment or payments or other benefit to the Executive (prior to any reduction below) provided for in this Agreement, together with any other payment or payments or other benefit which the Executive has the right to receive from the Company or any corporation which is a member of an "affiliated group" as defined in Section 1504(a) of the Code, without regard to Section 1504(b) of the Code, of which the Company is a member (the "Payments") would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount (defined below) is greater than the Taxed Amount (defined below), then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The "Safe Harbor Amount" is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code ("Excise Tax"). The "Taxed Amount" is the total amount of the Payments (prior to any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all of which shall be computed at the highest applicable marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to approval of the Company if made on or after the date on which the event that triggers the Payments occurs): (i) reduction of cash payments; then (ii) cancellation of accelerated vesting of stock or stock option awards; and then (iii) reduction of the Executive's benefits. In the event that acceleration of vesting of stock or stock option award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive's stock awards.
14.          No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
15.          Notice.  Any notice hereunder by either party shall be given by personal delivery or by sending such notice by certified mail, return-receipt requested, or by electronic transmission, addressed or transmitted, as the case may be, to the other party at its address set forth below or at such other address designated by notice in the manner provided in this section.  Such notice shall be deemed to have been received upon the date of actual delivery if personally delivered or, in the case of mailing, five (5) days after deposit with the U.S. mail, or, in the case of electronic transmission, when transmitted without error.
If to Executive:
If to Executive:
Dolev Rafaeli
5 Lambs Lane
Cresskill NJ 07626
Email: dr532@cornell.edu
If to the Company:
STRATA Skin Sciences, Inc.
Attn: Chairman of the Board
100 Lakeside Drive, Suite 100
Horsham, PA 19044
Facsimile:

16.          Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Executive with the Company.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
17.          Waiver.  The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.
18.          Governing Law; Venue.  This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Delaware, without regard to the principles of conflicts of laws of any jurisdiction.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY OF THE FEDERAL OR STATE COURTS IN THE STATES OF DELAWARE, AND FURTHER WAIVES ANY CLAIM IT MAY HAVE AT ANY TIME AS TO FORUM NON CONVENIENS WITH RESPECT TO SUCH VENUE.  SERVICE OF PROCESS MAY BE EFFECTED BY CERTIFIED OR REGISTERED MAIL.
19.          Arbitration.  Any dispute arising under, or related to, this Agreement or the Executive's employment by the Company shall be resolved exclusively by arbitration under the Delaware Rapid Arbitration Act, by a single arbitrator (the "Arbitrator") selected jointly by the parties within five (5) days of an arbitration demand, or else the Arbitrator shall be selected in accordance with the Delaware Rapid Arbitration Act.  The arbitration hearing shall be held in the City of Wilmington, Delaware; provided, that the party demanding an arbitration may propose another hearing venue, which shall apply if the other party consents in writing to such other venue within five (5) days of receiving the arbitration demand.  Notwithstanding the foregoing, the Company may also seek specific performance of the Executive's Undertakings in any court of competent jurisdiction as provided in Section 20.
20.          Invalidity.  If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby.  If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.

21.          Section Headings.  The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
22.          Number of Days.  In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided that, if the final day of any time period falls on a Saturday, Sunday or day which is a legal holiday in the location of the principal place of business of the Company, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.
23.          Specific Enforcement; Extension of Period.
23.1.          The Executive acknowledges that the restrictions contained in Sections 5, 6, and 7 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions.  The Executive also acknowledges that any breach by him of Sections 5, 6, or 7 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy.  The Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists.  Notwithstanding the arbitration provisions under Section 16, in the event of such breach by the Executive, the Company shall have the right to enforce the provisions of Sections 5, 6, and 7 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.
23.2.          The periods of time set forth in Section 7 hereof shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that the Company is successful on the merits in any such litigation.  The "time required for litigation" is herein defined to mean the period of time from the earlier of Executive's first breach of such covenants or service of process upon Executive through the expiration of all appeals related to such litigation.
24.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

STRATA Skin Sciences, Inc.

By:	/s/ LuAnn Via
Name:	LuAnn Via	/s/ Dolev Rafaeli
Title:	Chairperson	Dolev Rafaeli